Exhibit 10.1

To:        John Major

From:   Brian Bronson

Date:     April 23, 2012

Re:        Transition Agreement

John,

As we discussed, you and Radisys Corporation (the "Company") have come to a mutual agreement regarding your transition from Radisys and that your employment will end on June 29, 2012 ("Termination Date"). This transition agreement (the "Transition Agreement") contains the details and terms of this transition, including an additional transition bonus for completing transition milestones. This letter will also outline the severance benefits that you will be eligible for, provided you sign and do not revoke your Amended and Restated Executive Severance Agreement, dated November 4, 2008, between you and the Company (the "Severance Agreement").

Upon your employment termination, you will be eligible to receive a transition bonus in the amount of $150,000 provided you comply with the terms and conditions of this Transition Agreement. This transition bonus will be paid out in one lump sum (less tax and other applicable deductions) within 30 days following the "Effective Date" of the Release of Claims to be executed pursuant to the terms of the Severance Agreement (the 'Release of Claims"). This amount will be delivered to you directly and not direct deposited.

In order to receive the transition bonus mentioned above, you will be expected to successfully complete the following:

●	Successfully assist in the transition of your responsibilities to Robert Telles and Mac Lavier
●	Continue to be a productive/supportive member of executive staff
●	Drive 1H objectives to the best of your ability (1H Revenue, Sanmina Transfer and ongoing process around full 2012 MCOS targets)

In addition to the transition bonus, you will also be eligible to receive the following severance and benefits associated with your termination from the Company:

●	You must remain in your current role and in good standing through June 29, 2012.
●

Your receipt of the benefits described in this letter is contingent upon your signing and not revoking the Release of Claims or the Severance Agreement provided by the Company no sooner than your Termination Date and in any event within 21 days (or, if required by applicable law, 45 days) following your Termination Date.

RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124
Tel: (503) 615-1100
Fax: (503) 615-1150
www.radisys.com

●

Upon your employment termination, you will receive the severance amount pursuant to Section 3.1(a) of the Severance Agreement, provided you comply with the terms of the Severance Agreement and the terms and conditions of this Transition Agreement. This severance amount is equal to six months of base salary, which will be $132,600 (i.e. six times your monthly base salary of $22,100). This amount will be paid out in one lump sum (less tax and other applicable deductions) within 30 days following the "Effective Date" of the Release of Claims. The severance check is to be delivered to you directly and not direct deposited.

●	Pursuant to Section 3.1(b) of the Severance Agreement, the Company will pay the COBRA premiums due for you and your currently enrolled dependents for six months beginning as of your Termination Date.
●	The Company will reimburse you for up to $5,000 of eligible outplacement services upon presentation of acceptable documentation.
●

You will have three months or ninety days as outlined in your Option Agreements following the Termination Date with the Company to exercise any vested but unexercised stock options. At the end of the three-month period, you forfeit the ability to exercise vested stock options. Any unvested restricted stock units (RSU's) will be forfeited and cancelled as the date of termination. You may at any time sell the shares of Radisys common stock received when the RSU's vested. There is no term on shares received upon vesting of RSU's and therefore no expiration date. Vested RSU's shares can be sold at any time. Unvested LTIP shares as per the program will be forfeited and cancelled as of the Termination Date.

●	You acknowledge that you will be forfeiting your rights to any 2012 variable pay amounts. The Radisys variable pay plans state that you have to be an active employee at the time of payout.
●	The Company does not intend to contest any unemployment claims as long as you are otherwise eligible and the above stated conditions are met.
●

You are reminded that you have signed a Confidentiality, Non-Competition and Assignment of Inventions Agreement that is in effect for a period of one year from your Termination Date, which restricts employment with direct competitors of the Company. If you consider employment opportunities with an entity that may be considered a competitor of the Company, you must have agreement from the Company prior to accepting employment.

●	There is no obligation, by either party, to engage in future consulting framework / agree
Please sign this agreement to acknowledge and agree to the above details and terms.

RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124
Tel: (503) 615-1100
Fax: (503) 615-1150
www.radisys.com

RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124
Tel: (503) 615-1100
Fax: (503) 615-1150
www.radisys.com